UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2010

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Argo House 110 Pitts Bay Road Pembroke HM 08 Bermuda		P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)		(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Argo Group International Holdings, Ltd. (the “Company”) executed, effective as of August 10, 2010, an employment agreement (the Agreement”) with Mark E. Watson III, the Company’s President and Chief Executive Officer, that terminates on March 15, 2014. The Agreement replaces and supersedes the employment agreement previously entered into between the Company and Mr. Watson. The Agreement provides that Mr. Watson will receive an annualized base salary of $1,000,000 less applicable withholdings and deductions (the “Base Salary”). The Human Resources Committee of the Company’s Board of Directors will review the Base Salary annually and may increase (but not decrease) the Base Salary. The Human Resources Committee will determine any annual bonus to which Mr. Watson may be entitled. He also is entitled to participate in any equity plans which may be established by the Company.

In the event that the Company terminates Mr. Watson for Cause (as defined in the Agreement) he will receive his Base Salary and any benefits accrued as of the date of termination, and he will not be entitled to any other benefits except as required by law.

In the event that the Company terminates Mr. Watson without Cause or Mr. Watson terminates the Agreement for Good Reason (as defined in the Agreement), Mr. Watson will continue to receive his Base Salary accrued through the Termination Date (as defined in the Agreement) and any bonus that has been allocated or awarded to him for a calendar year or other measuring period under the Bonus Plan (as defined in the Agreement) that ends prior to the Termination Date but has not yet been paid, along with any bonus Fully-Earned (as defined in the Agreement) and all unvested options and restricted stock will remain in force. In addition, Mr. Watson will be entitled to receive a payment equal to 2.99 times his Base Salary. In addition, Mr. Watson shall also be eligible for continuation of participation in all health and medical plans or programs in which he was participating as of the Termination Date (and at the Company’s expense to the extent such portion of Mr. Watson’s premiums was paid by the Company immediately prior to the Termination Date) until he obtains reasonably equivalent coverage and benefits from a subsequent employer or for eighteen months from the Termination Date, whichever is earlier. The Agreement also provides for payments under the Agreement to be reduced, to the extent doing so would not reduce Mr. Watson’s aggregate (after tax) payments and benefits under the Agreement, so that no portion of such payments will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

The Agreement contains certain confidentiality provisions and prohibits Mr. Watson from competing with the Company or soliciting its customers or employees for the one-year period following his termination; provided that certain restrictions on competition will terminate if Mr. Watson is terminated without Cause or terminates the Agreement for Good Reason.

The Company and Mr. Watson also entered into a letter agreement, dated August 10, 2010 (the “Letter Agreement”). Mr. Watson is entitled to receive housing, home leave travel and educational allowances, in each case as specified in the Letter Agreement. The Letter Agreement also provides for Mr. Watson to receive a one-time $3,000,000 cash retention bonus. Mr. Watson has agreed to deliver to the Company 65,000 otherwise unrestricted shares of the Company’s common stock owned by him as of the date of the Letter Agreement, and the Company shall cause such shares to be restricted from transfer, disposal or encumbrance until March 15, 2014 (subject to earlier termination upon the occurrence of certain events).

Copies of the Agreement and the Letter Agreement are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary of the terms and conditions of the Agreement and the Letter Agreement is qualified in its entirety by reference to Exhibit 10.1 and Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Executive Employment Agreement, effective as of August 10, 2010, between Argo Group International Holdings, Ltd. and Mark E. Watson III

10.2	Letter Agreement, dated August 10, 2010, between Argo Group International Holdings, Ltd. and Mark E. Watson III

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/S/ JAY S. BULLOCK
Dated: August 13, 2010	Name:	Jay S. Bullock
	Title:	Executive Vice President and Chief Financial Officer